Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Soleno Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

	Equity	Common Stock, par value $0.001 per share	(4)	(1)(2)	(3)	(3)	(4)	(4)

	Equity	Preferred Stock, par value $0.001 per share	(4)	(1)(2)	(3)	(3)	(4)	(4)

	Debt	Debt Securities	(4)	(1)(2)	(3)	(3)	(4)	(4)

Fees to Be Paid	Other	Depository Shares
	Other	Warrants	(4)	(1)(2)	(3)	(3)	(4)	(4)

	Other	Subscription Rights	(4)	(1)(2)	(3)	(3)	(4)	(4)

	Other	Purchase Contracts	(4)	(1)(2)	(3)	(3)	(4)	(4)

	Other	Units	(4)	(1)(2)	(3)	(3)	(4)	(4)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—					—	—	—	—

Total Offering Amounts						—		—

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								—

(1)

The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, (d) depository shares, (e) warrants to purchase common stock, preferred stock, or debt securities, (f) subscription rights to purchase common stock, preferred stock or debt securities, (g) purchase contracts to purchase common stock, preferred stock or debt securities, and (h) units consisting of some or all of these securities, as may be sold from time to time by the registrant. The registrant is registering hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3)

The proposed maximum price per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(4)

In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the registration fee. Any registration fees will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).